EXHIBIT 10.48

SECOND AMENDMENT TO THE
ANIXTER INC. DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE July 1, 2015

WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Deferred Compensation Plan, as amended and restated effective July 1, 2015 (the “Plan”) for its eligible employees and its affiliates that have adopted the Plan;
WHEREAS, pursuant to Section 10.1 of the Plan, the Company has the right to amend the Plan; and
WHEREAS, the Company desires to amend certain governance provisions of the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended, effective as of December 18, 2018, in the following respects:

1.	Section 2.7 is amended in its entirety to read as follows:

“2.7
Committee. “Committee” means the Benefits Administrative Committee (referred to as the “Benefits Administrative Committee”, “BAC” or “Committee” in this Plan), and includes any delegate of the Committee pursuant to applicable Committee approvals, as more fully described in Article 8.”

2.	Section 8.1 is amended in its entirety to read as follows:
“8.1    Committee; Duties. This Plan shall be administered by the BAC, which serves as the Plan Administrator under ERISA. The Anixter Inc. Employee Retirement and Benefits Oversight Committee (“ERBOC”) has the authority and responsibility (i) to appoint and remove members of the BAC and (ii) monitor the BAC. The BAC shall have such powers and duties as may be necessary to discharge its responsibilities. These powers shall include, but not be limited to, interpreting the Plan provisions; determining amounts due to any Participant, the rights of any Participant or Beneficiary under this Plan and the amounts credited to a Participant’s Account and the Earnings thereon; enforcing the right to require any necessary information from any Participant; and any other activities deemed necessary or helpful. The powers and duties of the BAC and the ERBOC are further provided in the Anixter Inc. Employee Benefit Plans Administration and Investment Charter, as adopted by the Company, and as may be renamed and/or amended from time to time. ”

3.	The last paragraph of Section 9.3 is amended in its entirety to read as follows:
“To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant's remedies under these claims procedures, provided that any such action must be brought within one year after the final written decision of the Committee is rendered.”
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IN WITNESS WHEREOF, the Executive Vice President, Human Resources, a duly authorized officer, has executed this Second Amendment to the Anixter Inc. Deferred Compensation Plan on December 18, 2018, to evidence its adoption by Anixter Inc.
ANIXTER INC.
By: /s/ Rod Smith
Rod Smith
Executive Vice President, Human Resources

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